Independent Auditors' Consent

The Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91296 and 33-91298) on Form S-8 of Bull Run Corporation of our report dated September 11, 1995 with respect to the consolidated balance sheets of Host Communications, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Bull Run Corporation.


                                               /S/ KPMG PEAT MARWICK LLP


Cincinnati, Ohio
March 25, 1996


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